EXHIBIT 10.1

PURCHASE AND SALE AND ESCROW AGREEMENT
SELLER:

NN, INC.

PURCHASER:

TENET EQUITY FUNDING SPE III, LLC

March 5, 2024

4859-2570-4602.12

TERM SHEET

Purchaser:	Tenet Equity Funding SPE III, LLC

Notice Address:	7332 E. Butherus Drive, Suite 100
Scottsdale, AZ 85260
Attention: Michael J. Zieg
Email: Mike@tenetequity.com

And to:	Nixon Peabody LLP
Exchange Place, 53 State Street
Boston, MA 02109
Attention: Christopher R. Froeb
Email: cfroeb@nixonpeabody.com

Seller:	NN, Inc.

Notice Address:	6210 Ardrey Kell Rd., Suite 120
Charlotte, NC 28277
Attention: Michael Ploch
Email: michael.ploch@nninc.com

And to:	Dentons US LLP
2398 E. Camelback Road, Suite 850
Phoenix, AZ 85016-9007
Attention: Shaun Klein
Email: shaun.klein@dentons.com

Escrow Agent:	Fidelity National Title
One East Washington St., Suite 450
Phoenix, AZ 85004
Attention: Tiziana “Tee” Vecchio
Phone: 602-671-7119
Email: tiziana.vecchio@fnf.com

Property:	See Exhibit 1.1.1

Purchase Price:	$16,862,889.00

Approval Date:	30 days following the Effective Date of this Agreement

Closing Date:	March 15, 2024

4859-2570-4602.12

PURCHASE AND SALE AND ESCROW AGREEMENT
THIS PURCHASE AND SALE AND ESCROW AGREEMENT (this “Agreement”) dated as of March 5, 2024 (the “Effective Date”), is made by and between NN, Inc., a Delaware corporation (“Seller”), and Tenet Equity Funding SPE III, LLC, a Delaware limited liability company (“Purchaser”).

R E C I T A L S :
Seller desires to sell certain improved real property, along with certain related personal and intangible property, and Purchaser desires to purchase such real property.
    A G R E E M E N T S :
NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:
1.The Property.
1.1.Description. Subject to the terms and conditions set forth in this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire, all of Seller’s right, title, and interest in and to the following (individually, a “Property” and collectively, the “Properties”):
1.1.1.Certain real property (collectively, the “Land”), as more specifically described in Exhibit 1.1.1 attached hereto;
1.1.2.All improvements located on the Land, including, but not limited to, any and all buildings thereon and appurtenances thereto (individually, a “Building” and collectively, the “Buildings”), and all other structures, parking areas, systems, fixtures, and utilities associated with, and utilized by Seller in the ownership and operation of the Buildings (all such improvements, together with the Buildings, being referred to herein collectively as the “Improvements”, and collectively with the Land, the “Real Property”);
1.1.3.All rights, easements, hereditaments, interests, and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the Land, if any, including any development and water rights owned by or leased to Seller, if any;
1.1.4.Any and rights of Seller in and to any street or road abutting the Land;
1.1.5.All transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality held by the Seller in respect of the Real Property (collectively, the “Approvals”).
1.2.Purchase Price. The total purchase price to be paid for the Properties (“Purchase Price”) is $16,862,889.00 U.S.
1.3.Payment. Payment of the Purchase Price is to be made as follows:

4859-2570-4602.12

1.3.1.    RESERVED.
1.3.2.    RESERVED.
1.3.3.    Neither Purchaser nor Seller shall incur any liability to the other in connection with the selection of Tiziana “Tee” Vecchio at Fidelity National Title (the “Title Company” and, in its capacity as the escrow agent, “Escrow Agent”) or the surveyor, if any, retained in connection with the transaction contemplated by this Agreement or in connection with the loss by Escrow Agent of any amounts deposited by either party in to escrow.
1.3.4.    At Closing, Purchaser shall pay Seller the Purchase Price, subject to adjustments and pro rations as expressly provided herein, by depositing the Purchase Price with Escrow Agent who shall wire Seller’s proceeds to a bank account designated by Seller via wire transfer or other form of immediately available funds.
1.3.5.    Purchaser’s obligation to purchase the Property is not contingent upon Purchaser’s ability to obtain financing for the purchase of the Property.
1.4.Closing. Payment of the Purchase Price and closing hereunder (the “Closing”) will take place pursuant to an escrow closing on the Closing Date (the aforesaid date on which the Closing occurs is variously referred to in this Agreement as the “Closing Date” or “Date of Closing”). The parties agree that Closing can occur by delivery of the closing documents and the Purchase Price to the Escrow Agent and the release of the Purchase Price to Seller pursuant to written instruction letters signed by Seller and Purchaser, as appliable, and that the parties do not have to physically attend the Closing.
1.5.Agreement to Convey and Lease Back. Seller shall convey, and Purchaser shall accept, title to the Real Property by deed. Concurrently with such conveyance, Purchaser shall lease to Seller, as lessee (“Lessee”) and Lessee shall lease from Purchaser the right to use and enjoy the Property pursuant to the terms and provisions of a lease in the form attached hereto as Exhibit 1.5 (the “Master Lease”) to be executed and delivered by Purchaser and Lessee as part of the Closing.
2.“As Is” Purchase.
2.1.    No Reliance by Purchaser.
(a) As a material inducement for Seller entering into this Agreement, Purchaser expressly acknowledges and agrees that the Property is being sold, and Purchaser is acquiring the Property, in its present condition and state of repair. Purchaser shall accept the Property in an “AS IS” “WHERE IS” condition and “WITH ALL FAULTS” as of the effective date of this Agreement and as of the Closing.
(b)    Purchaser shall not rely on any warranties, promises, understandings or representations, express or implied, of Seller, any Seller Party (as defined below) or any agent, contractor or employee of Seller or a Seller Party relating to the Property, the physical condition, development potential, operation, or income generated by the Property or any other matter or things affected by or related to the Property, except as may be expressly contained in this Agreement or the closing documents identified herein, and no such representation or warranty shall be implied with respect to the Property. A “Seller Party” or the “Seller Parties” is defined individually or collectively, as the context may require, to include Seller, Lessee and any affiliate, officer, director, member, partner, employee or agent of Seller and Lessee.

4859-2570-4602.12

(c)    Purchaser shall make all inquiries, inspections, tests, audits, studies and analyses that it deems reasonably necessary or desirable in connection with the Property (subject to the provisions of Section 3.1 of this Agreement) and approve or disapprove in its sole and absolute discretion the results of its investigations and inspections (including engineering, structural or other tests with respect to the condition of the Property) prior to the expiration of the Due Diligence Period. Purchaser shall rely solely upon the results of Purchaser’s own inspections and judgment and other information obtained or otherwise available to Purchaser, rather than any information of Seller, when determining whether to purchase the Property. In addition to the foregoing, Seller shall disclose any defects and material matters known to Seller or any Seller Party that could reasonably be anticipated to materially affect or impact the Property and which are not otherwise disclosed in the Diligence Documents.
(d)    Notwithstanding anything to the contrary contained herein, Purchaser consents to and agrees to reasonably cooperate (at no out-of-pocket cost to Purchaser) with Seller in connection with satisfying obligations under the Massachusetts Contingency Plan (“MCP”) necessary for achieving a long-term condition of “No Significant Risk” and submitting to the Massachusetts Department of Environmental Protection (“MassDEP”) a Permanent Solution Statement for the Property or Properties in a reasonably cost effective and efficient manner, which shall be limited to executing a reasonable future deed restriction or AUL (as defined on Schedule 5.1.14) to the extent such does not prevent or burden the current and reasonably anticipated beneficial use or reduce the reasonably estimated property resale value of the Property or Properties. Purchaser further agrees to cooperate with Seller (at Seller’s cost) on the addition of such documents to the chain of title for the applicable Property or Properties. Such deed restriction or AUL shall be based upon the form prescribed by MassDEP, which shall be prepared and, after an opportunity for review and reasonable comments by Purchaser to be incorporated, will be recorded and submitted to MassDEP at Seller’s cost. The parties acknowledge and agree that it shall not be unreasonable for Purchaser to withhold its consent to any such deed restriction or AUL that imposes restrictions materially broader than prohibitions against disturbing any existing soil vapor cap or barrier(s) at the Property or Properties (including pavement and existing concrete floors), applying appropriate precautions for future construction or soil disturbance, continued operation of any remaining Active Exposure Pathway Mitigation Measures, like the current sub-slab depressurization systems, and/or limiting uses to commercial or industrial purposes. Purchaser further agrees that this provision regarding cooperation with executing and recording a future deed restriction or AUL to satisfy obligations under the MCP and achieve a Permanent Solution shall expressly survive closing and shall be included in any future agreement for the sale of one or more of the Properties. Seller consents to and agrees that any other obligations beyond the deed restriction or AUL’s execution and recording under the MCP or otherwise imposed by the MassDEP to achieve a Permanent Solution, whether performed in order to achieve this status or required to be performed after achievement of this status, shall continue to be the sole obligation of Seller.
2.2.    Due Diligence.
(a)    Purchaser shall have until the Approval Date to conduct due diligence investigation with respect to the Property. Seller shall make available to Purchaser and its employees, representatives, counsel and consultants access to the Property during normal business hours and to documents, materials, reports, books, records and files relating to the Property in Seller’s possession (“Diligence Documents”), including, but not limited to copies of any all title reports, title policies, title commitments and surveys. Seller shall also allow Purchaser and

4859-2570-4602.12

Purchaser’s representatives to make copies at the property management office for the Property of such items as Purchaser reasonably requests.
(b)    Prior to the Approval Date, and subject to Section 3.1, below, Purchaser or Purchaser’s agents or representatives may make on-site inspections of the Property and otherwise investigate the Property to Purchaser’s complete satisfaction.
(c)    “Due Diligence Period” means the period commencing on the date of this Agreement and ending on the Approval Date.
2.3.    Merger and Survival. All understandings and agreements heretofore made between the parties or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which alone fully and completely express their agreement, and this Agreement has been entered into after full investigation, or with the Purchaser satisfied with the opportunity afforded for investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto. All the terms and provisions of Section 2.1 and Section 2.2 shall survive Closing, delivery of the deed or any termination of this Agreement.
3.Inspections and Approvals.
3.1.    Inspections. Seller shall allow Purchaser or Purchaser’s agents or representatives reasonable access to the Property (during normal business hours) for purposes of non-intrusive physical or environmental inspection of the Property, expenses and other matters. PURCHASER SHALL NOT CONDUCT OR ALLOW ANY PHYSICALLY INTRUSIVE TESTING OF, ON OR UNDER THE PROPERTY WITHOUT FIRST OBTAINING SELLER’S WRITTEN CONSENT AS TO THE TIMING AND SCOPE OF WORK TO BE PERFORMED. For purposes of this Agreement, “physically intrusive testing” shall mean testing that involves borings (such as the taking of soil samples and/or a “Phase II” environmental study), corings (such as the taking of roof or wall samples), or any taking of physical samples or penetration of the surface of the Real Property comprising the Property. Purchaser shall give Seller not less than two (2) business days’ prior notice of its intention to conduct any inspection(s), and Seller reserves the right to have a representative present. Purchaser shall not conduct any physically intrusive testing that would, in Seller’s reasonable discretion, materially interfere with Seller’s (or Lessee’s) subsequent use or enjoyment of the Property. Purchaser shall be responsible for restoring the Property to its previous condition following any physically intrusive testing that Seller has reasonably objected to on the basis that the resulting costs of restoration would be excessive. Purchaser will indemnify and hold harmless Seller from and against all liability, loss, damages and expenses (including reasonable attorneys’ fees) resulting from the performance of its inspection(s), such obligation to survive Closing, delivery of the deed or any termination of this Agreement. Prior to Purchaser entering the Property to conduct its inspection(s), Purchaser and its agents and contractors shall obtain and maintain, at their sole cost and expense, and shall deliver to Seller evidence of commercial liability insurance, from an insurer reasonably acceptable to Seller, in the amount of One Million and No/100 Dollars ($1,000,000.00) combined single limit for personal injury and property damage per occurrence and Two Million and no/100 Dollars ($2,000,000.00), in the aggregate, such policy(ies) to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents or representatives in connection with its inspection(s).
3.2.    Title and Survey. Prior to or contemporaneously with execution of this Agreement, Purchaser shall order for each Property (i) a title commitment from the Title

4859-2570-4602.12

Company (individually, a “Title Commitment” and collectively, the “Title Commitments”), and (ii) a current survey of the Real Property (individually, a “Survey” and collectively, the “Surveys”). Within seven (7) days after Purchaser’s receipt of both a Title Commitment and Survey for all of the Properties, Purchaser shall provide written notice to Seller of any matters shown by any Title Commitment or Survey which are not satisfactory to Purchaser, which notice (“Title Notice”) shall specify the reason such matter(s) are not satisfactory and the curative steps necessary to remove the basis for Purchaser’s disapproval, provided, however, that (i) the standard printed exceptions on an ALTA Owner’s Policy of Title Insurance, non-delinquent liens for general and special real estate taxes and assessments and installment payments of special assessments, the current zoning of the Property, including all permits, waivers and stipulations, and matters arising out of any act of Purchaser or Purchaser’s representatives shall be “Permitted Encumbrances”, and (ii) Seller shall be obligated to remove any exceptions caused by Seller’s voluntary acts after the end of the Due Diligence Period and not approved by Purchaser. “Permitted Encumbrances” shall not include any mechanic’s lien or any monetary lien, except for taxes and special assessments not yet due and payable, or any deeds of trust, mortgages, or other loan documents secured by the Property.
Seller shall have seven (7) days after receipt of Purchaser’s timely delivered Title Notice (the “Seller Election Deadline”) to deliver written notice of its election to cure or election not to cure matters raised in such Title Notice. To the extent Seller does not expressly elect within such time period to cure a matter set forth in Purchaser’s Title Notice, Seller shall be deemed to have elected not to cure such title objection, and Purchaser shall have until the Approval Date to elect to either terminate this Agreement or waive its objection as to such matter and proceed to Closing without set-off or deduction. If any title objection that Seller has expressly elected to cure is not removed or resolved by Seller to Purchaser’s satisfaction at least five (5) days prior to the Closing Date (the “Title Cure Deadline”), then Purchaser shall have the option, as its sole remedy, upon written notice to Seller on or before the Closing Date, to (A) terminate this Agreement, in which event neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination; or (B)  proceed with the Closing. Seller shall have no obligation to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any title or survey objections, other than to remove deeds of trust, mortgages, or other loan documents secured by the Property, where the indebtedness evidenced or secured by such instruments will not be assumed by Purchaser at Closing and to remove or bond over mechanic’s liens, judgment liens against Seller and voluntary monetary encumbrances. Seller shall have no obligation to cure a title objection unless required under the second-to-last sentence of the preceding paragraph, unless Seller expressly undertakes such an obligation by a written notice to or written agreement with Purchaser given or entered into on or prior to the Title Cure Deadline and which recites that it is in response to a Title Notice. Except for those matters which Seller is obligated to remove pursuant to the foregoing sentence, Purchaser’s sole right with respect to any Title Commitment or Survey matter to which it objects in a Title Notice given in a timely manner shall be to elect on or before the Closing Date to terminate this Agreement pursuant to Section 3.6 hereof (unless such matter is a matter which Seller is obligated to correct under the second to last sentence of the preceding paragraph). All matters shown in any Title Commitment and/or Survey with respect to which Purchaser fails to give a Title Notice on or before the last date for so doing, or with respect to which a timely Title Notice is given but Seller has not undertaken an express obligation to cure as provided above, shall be deemed to be approved by Purchaser as Permitted Encumbrances, subject, however, to Purchaser’s termination right provided in Section 3.6 hereof. Permitted Encumbrances shall specifically include any items recorded against the Property as a result of the actions of Purchaser.
Subject to Section 4.4 of this Agreement, Seller shall not, after the date of this Agreement, by voluntary act, intentionally create any new easements, liens, deeds of trust,

4859-2570-4602.12

mortgages, covenants, restrictions, agreements or any other encumbrances to title to all or any portion of any Property without the prior written consent of Purchaser.
3.2.1.    The Title Commitment for each ALTA Owner’s Extended Coverage Title Insurance Policy, together with any endorsements that Purchaser may require, to be issued at Closing (collectively, the “Title Policies”), shall insure the gap from the period title was last examined to the date of recording of the deed. All costs related to the Title Policies, escrow fees and other closing costs shall be payable as set forth in Section 6 hereof.
3.2.2.    At Closing, Seller shall execute and deliver a Title Affidavit in the form reasonably required by the Title Company.
3.3.    Environmental. Purchaser shall order a current complete Phase I environmental investigation report for each of the Properties, and if any environmental investigation report recommends additional subsurface investigation of any Property, Seller shall permit Purchaser to perform such additional subsurface investigation (each Phase I environmental investigation report and each additional subsurface investigation report, an “Environmental Report”), from an environmental inspection company selected by Purchaser, detailing and analyzing certain aspects of any such Property; provided, however, that, notwithstanding the foregoing, if Seller fails or refuses to permit any such additional subsurface investigation or is unwilling to obtain environmental insurance providing coverage acceptable to Purchaser in its sole discretion, Seller shall be deemed to have elected to terminate this Agreement, in which event neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination. The cost of the Environmental Reports shall be included in Transaction Costs, payable as set forth in Section 6 hereof.
3.4.    Valuation. Purchaser shall order current site inspections and valuations of the Properties, separately stating values for the Land and Improvements for each of the Properties, from one or more parties selected by Purchaser (each a “Valuation”, and collectively, the “Valuations”). Each Valuation shall be in form and substance acceptable to Purchaser and shall be certified to Purchaser and any requested affiliate of Purchaser. The cost of the Valuations shall be included in Transaction Costs, payable as set forth in Section 6 hereof.
3.5.    Property Condition Reports. Purchaser shall order current property condition assessments and limited compliance audits as required for the Properties from one or more inspection companies selected by Purchaser (collectively, the “Property Condition Reports”). Each Property Condition Report shall be in form and substance acceptable to Purchaser and shall be certified to Purchaser and any requested affiliate of Purchaser. The cost of the Property Condition Reports shall be included in Transaction Costs, payable as set forth in Section 6 hereof.
3.6.    Purchaser’s Right to Terminate.
3.6.1.    If, for any reason whatsoever, or for no reason, Purchaser determines that the Property is not suitable for its purposes, Purchaser shall have the right to terminate its obligation to purchase the Property by giving Seller written notice (the “Termination Notice”) on or before the Approval Date. Time is agreed to be strictly of the essence with respect to the giving of the Termination Notice. No termination by Purchaser shall relieve Purchaser of liability for any prior breach of, or default under, this Agreement.

4859-2570-4602.12

3.6.2.    By failing to terminate this Agreement on or before the Approval Date, Purchaser acknowledges that it will be deemed to have been given a full opportunity to inspect and investigate each and every aspect of the Properties, either independently or through agents of Purchaser's choosing.
3.7.    RESERVED.
4.Prior to Closing.
Until Closing, Seller or Seller’s agent shall:
4.1.    Insurance. Continue to maintain or cause to be maintained all insurance for the Properties in the same or greater amounts, with the same or greater coverage, and subject to the same or lower deductibles as in existence as of the effective date of this Agreement.
4.2.    Operation. Continue to maintain the Properties or cause the Properties to be maintained in good condition and repair and substantially in accordance with Seller’s past practices with respect to each Property. Seller will not dissipate or allow any waste of any portion of any Property.
4.3.    New Contracts. Enter into only those third-party contracts which are necessary to carry out its obligations under Section 4.2 and, provided such terms are available on a commercially reasonable basis, which shall be cancelable without fee or penalty on no more than thirty (30) days written notice. If, after the Approval Date, Seller enters into any such contract, it shall promptly provide written notice thereof to Purchaser, together with a copy of such contract.
4.4.    New Liens.     Not, on or after the Approval Date, create any new encumbrance or lien affecting the Property other than liens and encumbrances (i) that can be discharged prior to Closing, and (ii) that in fact are discharged at Seller’s expense prior to or at the Closing.
4.5.    Copies of Written Notices.    From and after the date hereof, promptly provide Purchaser with copies of all written notices received by Seller after the date hereof which assert any material breach of agreements, laws, covenants or permits applicable to the Property.

5.Representations and Warranties.
5.1.    By Seller.
(a)    Seller represents and warrants to, and covenants with, Purchaser as follows:
5.1.1.    Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with the right to do business as a limited liability company in the state in which the Property is located, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its articles of formation or operating agreement.
5.1.2.    The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not, to Seller's actual knowledge (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or governmental entity or (ii) conflict with, result in a breach of, or constitute a default under the organic documents of Seller, any note or other evidence of indebtedness, any

4859-2570-4602.12

mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which Seller may be bound, including, without limitation, any right of first refusal, option to purchase or lease granted to a third party. No consent, waiver, approval or authorization is required from any person or entity (except that which has already been obtained or which may be required in connection with Seller’s existing credit facility) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby. Except as otherwise disclosed by Seller in writing to Purchaser, there is no lease in place, nor has there been any lease in place within the last twelve (12) months of the effective date of this Agreement, related to all or any part of any Property, even if any such lease will be terminated upon Closing.
5.1.3.    Seller has not received any written condemnation notice from a governmental entity with respect to all or part of the Property, and to Seller’s actual knowledge, there are no threatened (in writing) condemnation proceedings with respect to all or part of the Property. Seller has not any received any written notice(s) that the Property does not comply with applicable law, statutes, laws, ordinances, and regulations in any material respect.
5.1.4.    Seller has not, and as of the Closing Seller shall not have, (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, which remains pending as of such time, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, which remains pending as of such time, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally (each an “Insolvency Event”).
5.1.5.    To Seller’s actual knowledge, the Diligence Documents constitute all material documents, agreements and information in Seller’s possession with respect to the Land and Improvements located at the Properties.
5.1.6.    To Seller’s actual knowledge, there are no legal actions, suits or similar proceedings pending and properly served in writing to the Seller, or, to Seller's actual knowledge, threatened in writing against Seller or any Property which (i) are not adequately covered by existing insurance and (ii) if adversely determined, would have a materially adverse effect on the value of the Properties or Seller's ability to consummate the transactions contemplated hereby.
5.1.7.    Seller is not, and as of the Closing shall not be, a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.
5.1.8.    Seller is acting as principal in this transaction with authority to close the transaction. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).
5.1.9.    Seller (i) is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Code, which is subject to Section 4975 of the Code; (ii) the assets of Seller do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code; (iii) Seller is

4859-2570-4602.12

not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Seller do not constitute plan assets of one or more such plans; and (iv) transactions by or with Seller are not in violation of state statutes applicable to Seller’s regulating investments of and fiduciary obligations with respect to governmental plans.
5.1.10.    Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control and Seller is not engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation. Seller is not engaging in the transactions contemplated by this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Seller have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Seller is prohibited by law or that the transaction or this Agreement is or will be in violation of law. Seller has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.
5.1.11.    The operations of Seller and its subsidiaries, if applicable, are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where Seller and its subsidiaries, if applicable, conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Seller or any of its subsidiaries, if applicable, with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of Seller, threatened.
5.1.12.    To Seller’s actual knowledge, and except as may be disclosed by or set forth in the Title Commitments, Survey, Title Policies, Environmental Report, Valuations, or Property Condition Reports for the Properties obtained by Purchaser, Seller’s use and occupation of the Properties, and the condition thereof, comply with (i) all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each governmental authority having jurisdiction over the Properties, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, the Americans With Disabilities Act of 1990, and all policies or rules of common law, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to the Properties or the Seller Parties (collectively, the “Legal Requirements”), (ii) all restrictions, covenants and encumbrances of record with respect to the Properties, and (iii) all agreements, contracts, insurance policies (including, without limitation, to the extent necessary to prevent cancellation thereof and to insure full payment of any claims made under such policies), agreements and conditions applicable to the Properties or the ownership, operation, use or possession thereof. To Seller’s actual knowledge, Seller has not received any notification that it or any Property is in violation of any of the foregoing, including without limitation, the Legal Requirements.

4859-2570-4602.12

5.1.13.    Seller possesses, and upon Closing will have, the right to use all intellectual property, licenses and other rights as are material and necessary for the conduct of business at the Properties.
5.1.14.    To Seller’s actual knowledge and except as set forth on Schedule 5.1.14 or in any Environmental Report, the Properties are not in violation of any Hazardous Materials Laws and there is no past or present non-compliance with Hazardous Materials Laws, or with permits issued pursuant thereto, in connection with the Properties. Except as set forth on Schedule 5.1.14, no Seller Party has received any written or oral notice or other communication from any person (including but not limited to a governmental authority) relating to Hazardous Materials or USTs, or remediation thereof, of possible liability of any person (including without limitation, Seller) pursuant to any Hazardous Materials Law, other environmental conditions in connection with the Properties, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing. “Hazardous Materials Laws” includes any and all federal, state and local laws, rules, regulations, statutes, and requirements pertaining or relating to the environmental condition of the Properties or to Hazardous Materials. “Hazardous Materials” includes any other materials, contaminants or pollutants, the presence of which causes any of the Properties to be in violation of any local, state or federal law or regulation, (including without limitation, any Hazardous Materials Law).
5.1.15.    The financial statements concerning Seller delivered by or on behalf of Seller to Purchaser are true, correct and complete in all material respects, and no material adverse change has occurred with respect to such financial statements since the date such financial statements were prepared or delivered to Purchaser. Seller understands that Purchaser is relying upon such financial statements and Seller represents that such reliance is reasonable. All such financial statements were prepared in accordance with generally accepted accounting principles consistently applied and accurately reflect, as of the date of this Agreement and the Closing Date, the financial condition of each individual or entity to which they pertain.
5.1.16.    To Seller’s actual knowledge, no bulk sales statutes promulgated by any governmental authority (“Bulk Sales Statutes”) apply as a result of the sale of any of the Properties. Seller agrees to indemnify, defend and hold Purchaser harmless from and against any and all losses, costs, damages, expenses (including without limitation, court costs and reasonable attorney’s fees) and liabilities which may be sustained or incurred by Purchaser, and/or any and all claims, demands, suits, proceedings and causes of action which may be brought or raised against Seller or Purchaser, as a result of or arising from (i) any claim that Purchaser has any liability or obligations under the Bulk Sales Statutes (including without limitation, any tax obligations or liabilities (or interest or penalties connected therewith) of Seller) by reason of the transactions provided for herein; or (ii) the failure of Purchaser to withhold any of Seller’s unpaid tax obligations, liabilities, interest or penalties thereon from the Purchase Price or otherwise as required under any Bulk Sales Statutes; provided, however, that Seller shall not be liable for and have no indemnification obligations to Purchaser hereunder for any taxes that are the obligation of Lessee pursuant to the Master Lease.
(b)    Seller shall have no liability with respect to a breach of the representations and warranties set forth above to the extent that Purchaser proceeds with the closing of the transaction contemplated hereby with actual knowledge of such breach prior to the Closing Date.
5.2.    Condition Precedent. It shall be a condition precedent to Purchaser’s obligation to purchase the Properties from Seller that all of Seller’s representations and

4859-2570-4602.12

warranties contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made and remain true and correct in all material respects as of the Closing Date. At the Closing, Seller shall deliver to Purchaser a certificate certifying that each of Seller’s representations and warranties in this Agreement are true and correct as of the Closing Date.
5.3.    By Purchaser.
(a)    Purchaser represents and warrants to Seller that:
5.3.1.    Purchaser is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of such State, is or as of the Closing will be authorized to do business in the state in which the Properties are located if so required by the laws of such State, has duly authorized the execution and performance of this Agreement, and such execution, delivery, and performance will not violate any material term of any of its constitutive documents.
5.3.2.    Purchaser is not, and as of the Closing shall not be, a “foreign person” as defined in Section 1445 of the Code and any related regulations.
5.3.3. The execution, delivery and performance by Purchaser of its obligations under this Agreement do not and will not contravene or constitute a default under any provisions of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding on Purchaser.
(b)    Purchaser shall have no liability with respect to a breach of the representations and warranties set forth above to the extent that Seller proceeds with the closing of the transaction contemplated hereby with actual knowledge of such breach or should have known of such breach, through the exercise of reasonable diligence prior to the Closing Date.
5.4.    Condition Precedent. It shall be a condition precedent to Seller’s obligation to sell the Property to Purchaser that all of Purchaser’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date.
5.5.    Mutual Representations.
(a)    Other than Cresa Global, Inc. representing Seller, each of Seller and Purchaser represents to the other that it has had no dealings, negotiations, or consultations on its own behalf, or for its benefit, with any broker, representative, employee, agent or other intermediary. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any other broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or the sale of the Properties. This provision shall survive Closing.
(b)    Neither Seller nor Purchaser will take, or agree to or commit to take, any action that would knowingly make any representation or warranty made by such party inaccurate in any material respect at or prior to the Closing Date.
6.Costs and Prorations.

4859-2570-4602.12

6.1.    Prorations. Pursuant to the Master Lease, Seller shall continue to be responsible for all insurance, vault charges, Taxes (as defined below), special assessments, sewer charges, and utility charges, including, but not limited to telephone, electricity, water and gas and all other costs related to the Properties between Seller and Purchaser at Closing. As a result, such costs and expenses shall not be prorated at Closing. As used herein, “Taxes’ means and refers to real estate taxes, personal property taxes, special assessments (and installments thereof) and other governmental taxes and charges relating to the Properties, including annual or periodic permit fees.
6.2.    Transaction Costs. Subject to Section 10.2(a) below, whether or not the Closing occurs, (a) Seller shall be responsible for the payment of all Transaction Costs incurred by Seller and Purchaser in connection with the transaction contemplated by this Agreement; and (b) Seller and Purchaser shall each be responsible for the payment of the fees and expenses of their respective legal counsel, accountants and other professional advisers (“Professional Fees”). The provisions of this Section shall survive Closing or termination of this Agreement for any reason.
As used herein, “Transaction Costs” means all out-of-pocket costs and expenses incurred in connection with the transaction contemplated by this Agreement, including but not limited to (i) the procurement, or if the same is provided by Seller, the update of, any Property Condition Report, Environmental Report, Survey, Title Commitments, Title Policies, and all endorsements required by Purchaser, (ii) the Valuations, and (iii) all Taxes (including stamp taxes and transfer taxes), escrow, closing, transfer and recording fees. Transaction Costs expressly exclude Professional Fees.
6.3.    Reserved.
6.4.    Reserved.
6.5.    Closing Adjustment. Escrow Agent shall prepare a Closing statement on the basis set out above, and shall endeavor to deliver such computation to Purchaser and Seller at least two (2) business days prior to Closing.
7.    Risk of Loss; Condemnation.
7.1.    Risk of Loss. Risk of loss with respect to the Property up to the Closing Date shall be borne by Seller. Seller shall promptly give Purchaser written notice of any damage to the Property, describing such damage, stating whether such damage and loss of rents is covered by insurance and the estimated cost of repairing such damage. In the event that any Material Damage (defined below) to or destruction of any Property or any portion thereof occurs after the date hereof and prior to the Closing Date, Purchaser may, at its option, by notice given to Seller within fifteen (15) days after Seller has provided the above described notice to Purchaser together with all relevant information concerning the nature and extent of such damage: (i) terminate this Agreement, in which event no party shall have any further obligations hereunder, except as expressly set forth herein, or (ii) proceed under this Agreement, receive any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller, other than to the extent paid by Seller or to be reimbursed to Seller for repairs made by or on behalf of Seller, as a result of such damage or destruction and assume responsibility for any repairs which have not been completed by Seller prior to Closing, it being understood and agreed that, in such event, Seller and Purchaser will agree on an allocation of responsibility for the completion of such repairs promptly after Purchaser’s election to proceed, and Purchaser shall receive a credit at Closing for any deductible, uninsured or coinsured amount under said insurance policies. If Purchaser fails to timely make such election, Purchaser shall be deemed to have elected to proceed under clause (ii) above. If Purchaser elects (or is deemed to

4859-2570-4602.12

have elected) to proceed under clause (ii) above, then Seller may extend the Closing Date for up to an additional thirty (30) day period in an effort to obtain insurance settlement agreements with Seller’s insurers, and, if requested, Purchaser will cooperate with Seller in Seller’s efforts to obtain the insurance proceeds from Seller’s insurers.
7.1.1.    If the Property is not Materially Damaged, then (A) Purchaser shall not have the right to terminate this Agreement, (B) Seller shall, to the extent requested and directed by Purchaser and to the extent reasonably practicable, taking into account the amount of time required to repair such damage, repair the damage before the Closing in a manner consistent with the condition of the Property prior to such damage, and (C) at Closing, Purchaser shall receive any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller, other than to the extent paid by Seller or to be reimbursed to Seller for repairs made by or on behalf of Seller, as a result of such damage or destruction, and Purchaser shall receive a credit at Closing for any deductible, uninsured or co-insured amount under said insurance policies. To the extent the Seller has incurred reasonable costs in effecting the repairs requested and directed in writing by Purchaser (which costs have not been assumed by Purchaser), Seller shall be paid a portion of such insurance proceeds in an amount equal to such costs.
7.1.2.    As used herein, “Material Damage” and “Materially Damaged” means damage to the Property which, in Seller’s reasonable, good faith, determination, (i) resulted in a cost that equals or exceeds 10% of the Purchase Price in physical damage, loss of income and other losses, (ii) materially impairs the intended use of the Property, or (iii) would allow any tenant at the Property to terminate its lease of the Property.
7.2.    Condemnation. In the event any material proceedings in eminent domain (as described below) are threatened or instituted in writing by anybody having the power of eminent domain with respect to the Property or a substantial portion thereof, Purchaser may, at its option, by notice to Seller given within ten (10) business days after Seller provides written notice to Purchaser of such proceedings together with all relevant information concerning such proceedings (and if necessary the Closing Date shall be extended to give Purchaser the full ten (10) business day period to make such election): (i) terminate this Agreement, in which event no party shall have any further obligations hereunder, except as expressly set forth herein, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, the Purchase Price shall be reduced appropriately (which reduction shall take into consideration any award given to Purchaser) and Purchaser and Seller shall jointly have the right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser fails to make such election, Purchaser shall be deemed to have elected to proceed under clause (ii) above. A proceeding in eminent domain shall be “material” if, as a result thereof, the Property will become nonconforming as to any zoning or land use requirement, the number of parking spaces will be reduced, or access to the Property will be materially adversely altered or impaired as a result thereof.
7.3.    Cooperation. Seller and Purchaser, as may be appropriate, shall cooperate in prosecuting, settling, and compromising any such condemnation award and insurance claims specified in this Section.

8.    Notices. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given and received when sent by email based on the time stamp of the sender, or when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery

4859-2570-4602.12

service such as Federal Express, UPS Next Day Air, Purolator Courier or Airborne Express), to the address for each party set forth above. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.
9.    Closing and Escrow.
9.1.    Escrow Instructions. Upon execution of this Agreement, the parties shall deliver an executed counterpart of this Agreement to the Title Company to serve as the instructions to the Title Company as the Escrow Agent for consummation of the transaction contemplated herein, and Title Company shall execute this Agreement to acknowledge acceptance of the escrow. Seller and Purchaser shall execute such additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement, provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall prevail.
9.2.    Duties of Escrow Agent.
(a)    Escrow Agent is acting solely as a stakeholder under this Section. Escrow Agent’s duties shall be determined solely by the express provisions hereof and are purely ministerial in nature.
(b)    RESERVED.
(c)    Seller and Purchaser are aware that the Federal Deposit Insurance Corporation (“FDIC”) coverage applies only to a maximum amount of $250,000 for each individual depositor. Further, Seller and Purchaser understand that Escrow Agent assumes no responsibility for, nor will Seller and Purchaser hold Escrow Agent liable for, any loss occurring which arises from the fact that the amount of any individual depositor’s account exceeds $250,000 and that the excess amount is not insured by the FDIC, except to the extent caused by the gross negligence or willful misconduct of Escrow Agent. Seller and Purchaser further understand that certain banking instruments such as, but not limited to, repurchase agreements and letters of credit are not covered at all by FDIC insurance.
(d)    RESERVED.
(e)    If costs or expenses are incurred by Escrow Agent because of litigation or a dispute between Seller and Purchaser concerning this Agreement (which litigation or dispute does not involve any action, omission or failure to act by the Title Company), Seller and Purchaser shall each pay Escrow Agent one-half of Escrow Agent’s reasonable costs and expenses. Except for such costs and expenses, no fee or charge shall be due or payable to Escrow Agent for its services under this Agreement.
(f)    Escrow Agent undertakes only to perform the duties and obligations imposed upon it under the terms of this Agreement, and to do so in strict accordance with the Agreement, and does not undertake to perform any of the covenants, terms and provisions applicable to Seller and Purchaser.
(g)    Purchaser and Seller acknowledge and agree that Escrow Agent has assumed no liability except for gross negligence or willful misconduct and that Escrow Agent may seek advice from its own counsel and shall be fully protected in any action taken by it in good faith in accordance with the opinion of its counsel.

4859-2570-4602.12

(h)    The conditions to the Closing shall be the Escrow Agent’s receipt of funds and documents as described in this Section. Upon receipt of such funds and documents, Escrow Agent shall deliver the items as described in this Agreement.
(i)    The funds required from Purchaser and all acts and documents required of Purchaser or Seller in order to close the escrow pursuant hereto shall be deposited with Escrow Agent on the Closing Date, shall be performed on the Closing Date, and shall be available for immediate distribution at Closing.
(j)    Notwithstanding anything to the contrary in this Section, in the event the Closing does not occur on or before the Closing Date, the Escrow Agent shall return to the depositor thereof items which were deposited pursuant to this Agreement on or before the business day immediately following the Closing Date. Any such return shall not, however, relieve either party of any liability it may have relating to its wrongful failure to close.

(k)    Escrow Agent shall not be responsible or liable in any manner whatsoever for the correctness, genuineness or validity of any document or instrument, or any signature thereon, deposited with or delivered to Escrow Agent pursuant to this Agreement. Escrow Agent may act in reliance upon any such document or instrument, which Escrow Agent in good faith believes to be genuine and duly authorized, without investigation as to the correctness, genuineness or validity thereof. Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent is not chargeable with knowledge, and has no duties with respect to any other agreements between Seller and Purchaser. Escrow Agent shall not be responsible to see to the correct application of any funds disbursed by it pursuant to this Agreement.

(l)    Seller and Purchaser acknowledge that the transaction contemplated hereunder shall be closed by delivering executed documents and the other closing deliveries to the Escrow Agent in accordance with customary written instructions.

(m)    Upon request by Seller and Purchaser, Escrow Agent shall prepare a closing or settlement statement.

(n)    Escrow Agent is familiar with and understands the U.S. Foreign Corrupt Practices Act, 15 U.S.C. Sec. 78dd-1, et seq., and any other anti-corruption laws and regulations relevant to the Agreement and has not and will not violate these laws.

(0)    The President of the United States has issued Executive Order 13224, in conjunction with the Office of Foreign Assets Control (“OFAC”). This order bans any United States person from doing business with any person, entity or group specially designated by the U.S. Secretary of State or Secretary of the Treasury as a terrorist or terrorist entity. OFAC maintains a list of these persons, entities and groups, known as the Specially Designated Nationals and Blocked Persons List (“SDN List”). To comply with this order, Escrow Agent shall not enter into contracts or other agreements with any person whose name appears on the SDN List.

9.3.    Seller’s Deliveries.
(a)    Seller shall deliver or cause to be delivered at the Closing through the Escrow Agent the following items and original documents, each executed and, if required, acknowledged, as appropriate:

4859-2570-4602.12

9.3.1.    A special warranty deed to the Property.
9.3.2.    A Waiver of Right of 60 Day Prior Notice of Transfer of Title and Approval of Conveyance of Property executed by the Attleboro Redevelopment Authority with respect to the Property.
9.3.3.    An assignment to Purchaser of Seller’s right, title and interest, if any, in any permits, approvals, entitlements, and other intangible property owned by Seller and used solely in connection with the Property in the form attached hereto as Exhibit 9.3.3.
9.3.4.    An assignment of all unexpired, transferable warranties and guarantees then in effect, if any, with respect to the Improvements or any repairs or renovations to such Improvements being conveyed hereunder, in the form attached hereto as Exhibit 9.3.4.
9.3.5.    Seller shall deliver to Purchaser at Closing, or within a reasonable time after Closing, to the extent available, copies of all building plans and specifications relating to the Property which are in Seller’s possession.
9.3.6.    A certificate pursuant to the Foreign Investment and Real Property Tax Act in the form attached hereto as Exhibit 9.3.6.
9.3.7.    An executed counterpart of the Master Lease, pursuant to which Seller shall lease the Property from Purchaser on the terms and provisions set forth therein.
9.3.8.    Appropriate evidence of authorization as required by the Title Company.
9.3.9.    Transfer tax declaration(s), if required by applicable law, in the form required by applicable governmental authorities.
9.3.10.    The Closing Statement (prepared by the Title Company).
9.3.11.    Certificates evidencing the insurance coverage, limits and policies to be carried by lessee under and pursuant to the terms of the Master Lease, on the forms and containing the information required by Purchaser, as landlord.
9.3.12.    To the extent not previously provided, the most recent financial statements available for Seller.
9.3.13.    Such other documents as may be reasonably required by the Title Company and such other documents as may be agreed upon by Seller and Purchaser to consummate the transaction.
9.4.    Purchaser’s Deliveries. At Closing, Purchaser shall (i) pay Seller the Purchase Price through the Escrow Agent and provide any instruments required by the Title Company from a purchaser of real property; and (ii) execute and deliver the agreements referred to in Section 9.3, including an executed counterpart of the Master Lease, any transfer tax declaration(s) in the form required by applicable governmental authorities, and the Closing Statement.

4859-2570-4602.12

9.5.    Mutual Obligations. Seller and Purchaser shall each deposit such other instruments as are reasonably required (i) to confirm their respective authority to close this transaction, (ii) by Escrow Agent, or (iii) otherwise to consummate the sale and acquisition of the Property in accordance with the terms hereof (provided that in no event shall any such documents increase the liability of Purchaser or Seller). Seller and Purchaser hereby designate Escrow Agent as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.
9.6.    Possession. Purchaser shall be entitled to possession of the Property upon conclusion of the Closing, subject to the rights of the Lessee under the Master Lease and the Permitted Encumbrances.
9.7.    Conditions Precedent to Closing.
9.7.1.    It shall be a condition precedent to Purchaser’s obligations under this Agreement that the Attleboro Redevelopment Authority has consented in writing to the conveyance of the Property to Purchaser and (to the extent applicable) has waived its right to sixty (60) day prior notice of the transfer.
9.7.2.    It shall be a condition precedent to Seller’s and Purchaser’s obligations under this Agreement that Seller shall have obtained the consents from its lender and/or loan document amendments as necessary for Seller to effectuate the Closing (collectively, the “Lender Consents”).  Seller shall use commercially reasonable, good faith efforts to obtain the necessary Lender Consents in a timely manner in order to meet the Closing Date of March 15, 2024. If the Lender Consents are not obtained prior to March 15, 2024, then the Closing Date and the Approval Date shall each be extended until the Lender Consents are obtained.
10.    Breach; Default; Failure of Condition.
10.1.    Default. Each of the following shall be deemed an event of default (each, an “Event of Default”):
(a)    If any representation of warranty of Seller or Purchaser set forth in this Agreement or any other transaction document is false in any material respect or if Seller knowingly renders, and fails to correct, any material false statement;
(b)    If Seller or Purchaser fails to perform any of its material obligations under this Agreement, and thereafter fails to cure such failure within ten (10) days of written notice thereof from the non-defaulting party; or
(c)    If any Insolvency Event shall occur with respect to Seller or Purchaser.
10.2.    Remedies. Upon any Event of Default, the non-defaulting party shall be entitled to exercise, at its option and as its sole and exclusive remedy, one of the following remedies:
(a)    The non-defaulting party may terminate this Agreement by giving written notice to the defaulting party and recover from the defaulting party all reasonable and reasonable out-of-pocket costs and expenses incurred by the non-defaulting party hereunder (including without limitation, the Transaction Costs, any other due diligence costs, and the reasonable and verified fees and costs of legal counsel or other advisors), in

4859-2570-4602.12

which event neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination; or
(b)    The non-defaulting party may waive the Event of Default and proceed with the Closing.
10.3.    Failure of Condition. If prior to Closing Seller discloses to Purchaser or Purchaser discovers that title to the Property is subject to defects, limitations or encumbrances other than Permitted Encumbrances, then Purchaser shall promptly give Seller written notice of any objection thereto. In such event, Seller may elect to postpone the Closing for up to ten (10) days and attempt to cure such objection, provided that Purchaser may not object to the state of title of the Property on the basis of any Permitted Encumbrance(s). Seller shall have no obligation to cure any title objection. If Purchaser fails to waive an objection within five (5) business days after notice from Seller that Seller will not cure the objection, this Agreement shall terminate automatically, provided that neither Seller nor Purchaser shall not then be in breach or default hereunder, and neither party shall have any liability to the other except for Purchaser’s obligations set forth in Section 3 hereof. For the purposes of this Agreement, any title defect, limitation or encumbrance other than a Permitted Encumbrance shall be deemed cured if the Title Company or another title insurance company reasonably acceptable to Purchaser and authorized to do business in the state in which the Property is located agrees to issue the Title Policies to Purchaser in the amount of the Purchase Price, which policy takes no exception for such defect, limitation or encumbrance and is issued for no additional premium or for an additional premium if Seller agrees to pay such additional premium upon Closing.
10.4.    Representation or Warranty Untrue. Prior to Closing, if any representation or warranty of any party is discovered to have been false, in any material respect, when made, then such discovery shall be an event of default by the party that made the false representation or warranty, unless such party corrects such representation or warranty promptly after being notified of its false nature. If, after the end of the Due Diligence Period and before the Closing, (a) such materially false representation or warranty shall constitute a condition that such defaulting party is capable of curing and (b) such defaulting party notifies the non-defaulting party in writing that it intends to cure such false representation or warranty, then such defaulting party shall have the right to cure such false representation or warranty prior to Closing and, if such condition is not cured by Closing (or if such defaulting party notifies the non-defaulting party that such condition cannot be cured), then the non-defaulting party shall have all of the rights set forth in Article 10. However, if the non-defaulting party consummates the Closing with knowledge of such false representation or warranty, such non-defaulting party shall be conclusively deemed to have waived such default and accepted such uncured condition, in which event the non-defaulting party shall have no rights or remedies under this Agreement regarding such default and such representation and warranty shall automatically be deemed amended to fully and accurately state the actual facts and conditions then known or existing so that no fact or condition first discovered or notice received or events occurring after the Effective Date can or will constitute a breach by the defaulting party of any of the warranties or representations. Anything to the contrary contained in this Agreement notwithstanding, Purchaser acknowledges that for representations and warranties of Seller first discovered by Purchaser during the Due Diligence Period to have been false in any material respect when made (and not subsequently corrected by Seller), Purchaser’s sole and exclusive remedy is to terminate this Agreement in accordance with its right of termination during the Due Diligence Period.

11.    Miscellaneous.
11.1.    Entire Agreement. This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, constitutes the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation

4859-2570-4602.12

hereof shall be binding unless in writing and signed by both parties. The parties are not bound by any agreements, understandings, provisions, conditions, representations or warranties (whether written or oral and whether made by Seller or any agent, employee or principal of seller or any other party) other than as are expressly set forth and stipulated in this Agreement.
11.2.    Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.
11.3.    Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the state(s) in which the Property is located.
11.4.    Assignability. Purchaser may assign its rights under this Agreement in whole or in part at any time to an affiliate of Purchaser. Upon any unconditional assignment of Purchaser's entire right and interest hereunder to an affiliate of Purchaser, Purchaser shall automatically be relieved, from and after the date of such assignment, of liability for the performance of any obligation of Purchaser contained herein. Seller shall not, without the prior written consent of Purchaser, which consent may be withheld in Purchaser's sole discretion, sell, assign, transfer, mortgage, convey, encumber or grant any easements or other rights or interests of any kind in the Property, any of Seller's rights under this Agreement or any interest in Seller, whether voluntarily, involuntarily or by operation of law or otherwise, including, without limitation, by merger, consolidation, dissolution or otherwise.
11.5.    Successors Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.
11.6.    Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.
11.7.    Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ and paralegals’ fees and costs actually incurred, whether incurred out of court, at trial, on appeal or in any bankruptcy, arbitration or administrative proceedings, as may be awarded by a court of competent jurisdiction.
11.8.    No Relationship. Nothing contained in this Agreement shall be construed to create a fiduciary, partnership, joint venture, principal/agent or other relationship between the parties or their successors or assigns, and the parties owe no duty to each other except as expressly stated in this Agreement.
11.9.    Time of Essence. Time is of the essence for all purposes of this Agreement.
11.10.    Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Each counterpart may be delivered by facsimile or other electronic transmission, which shall be deemed originals for all purposes. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto.

4859-2570-4602.12

11.11.    Recordation. Neither this Agreement nor any memorandum or notice hereof shall be recorded. Purchaser shall (i) not, and hereby waives its rights to, file any notice of lis pendens or other form of notice of pendency or other instrument against the Property or any portion thereof in connection herewith and (ii) indemnify Seller against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Purchaser or its agent of any such memorandum, notice or other instrument. However, the filing of this Agreement in any lawsuit or other proceedings in which such document is relevant or material shall not be deemed to be a violation of this Section.
11.12.    Proper Execution. The submission by one party to the other of this Agreement in unsigned form shall be deemed to be a submission solely for consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon either party. This Agreement shall have no binding force and effect on either party unless and until both parties have executed this Agreement. Signatures of this Agreement transmitted by facsimile or via electronic mail (*.pdf or similar file types) shall be valid and effective to bind the party so signing. Any notice sent via facsimile or via electronic mail shall be deemed and treated as an original for all purposes, it being expressly agreed that each party to this Agreement shall be bound by its own electronically transmitted signature in all instances and shall accept the electronically transmitted signature of the other party to this agreement.
11.13.    Tax Protest. If, as a result of any tax protest or otherwise, any refund or reduction of any real property or other tax or assessment relating to the Property during the period for which, under the terms of this Agreement, Seller is responsible, Seller shall be entitled to receive or retain such refund or the benefit of such reduction, less equitable prorated costs of collection.
11.14.    Knowledge; Received Written Notice. Whenever a representation, warranty or other statement is made in this Agreement or in any document or instrument to be delivered at Closing pursuant to this Agreement, on the basis of the knowledge of Seller, or is qualified by Seller having received written notice, such representation, warranty or other statement is made with the exclusion of any facts disclosed to or otherwise known by Purchaser, and is made solely on the basis of the current, conscious, and actual, as distinguished from implied, imputed and constructive, knowledge on the date that such representation or warranty is made, without inquiry or investigation or duty thereof, of the officers or employees of Seller.
11.15.    Survival and Limitation of Representations and Warranties. Except for Seller’s representations and warranties in Section 5.1.15 which shall survive until the expiration or termination of the Lease Term (as such term is defined in the Master Lease), the representations and warranties of Seller set forth in this Agreement or any documents executed in connection herewith shall survive the Closing for a period of twelve (12) months.
11.16.    No Personal Liability. Any liability for participation in this transaction shall remain with Purchaser and Seller only and in no event shall there be any personal liability on the part of any shareholder, director, officer, manager, member, partner or employee of the parties, their partners or their constituent members or entities. This provision shall survive Closing or any termination of this Agreement.
11.17.    Date of Agreement. All references to the date of this Agreement mean the Effective Date.
11.18.    Date of Performance. If the date of performance of any obligation or the expiration of any time period provided herein should fall on a Saturday, Sunday or legal holiday, then said obligation shall be due and owing, and said time period shall expire, on the first day

4859-2570-4602.12

thereafter which is not a Saturday, Sunday or legal holiday. Any reference in this Agreement to a “business day” shall mean any day of the week other than a Saturday, Sunday or legal holiday. Except as may otherwise be set forth herein, any performance provided for herein shall be timely made if completed not later than 5:00 p.m. Pacific Time on the day of performance.
11.19.    Waiver. Excuse or waiver of the performance by the other party of any obligation under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement. All of the provisions of this Section shall survive the Closing, or in the event that the Closing does not occur, any termination or cancellation of this Agreement.
11.20.    Interpretation. This Agreement is the result of negotiations between the parties who are experienced in sophisticated and complex matters similar to the transaction contemplated by this Agreement and is entered into by both parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the Agreement, the relative bargaining powers of the parties or the domicile of any party. Seller and Purchaser are each represented by legal counsel competent of advising them of their obligations and liabilities hereunder. The presentation and negotiation of this Agreement shall not be construed as any offer by Seller to sell, or any offer by Purchaser to purchase, the Property or obligate either party unless and until this Agreement has been duly executed and delivered to both parties.
11.21.    Public Disclosure. Seller and Purchaser each hereby covenant and agree that (a) prior to the Closing neither Seller nor Purchaser shall issue any Release (as hereinafter defined) with respect to the transaction without the prior consent of the other, except to the extent required by applicable law, and (b) after the Closing, any Release issued by either Seller or Purchaser shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld or delayed), except to the extent required by applicable law. If either Seller or Purchaser is required by applicable law to issue a Release, such party shall, at least two (2) business days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review. As used herein, the term “Release” shall mean any press release or public statement with respect to the transaction or this Agreement.
11.22.    Zoning. Purchaser shall have the right without the consent of Seller to request a zoning confirmation letter or certificate from the City or County in which the Property is located. Purchaser’s obligation to purchase the Property shall not be subject to or conditioned upon Purchaser obtaining any variance(s), zoning amendment, subdivision map, lot line adjustment, condominium approval or other discretionary governmental act, approval or permit.
11.23.    Purchaser Not a Successor of Seller. Purchaser is not and shall not be deemed to be a successor to Seller. Purchaser is acquiring only the Property and not an ongoing business enterprise.
11.24.    Termination.    Upon termination of this Agreement in accordance with its terms (and not as a result of a default by either party), neither party shall have any further rights or obligations or liabilities, except those rights and obligations arising under any sections of this Agreement which expressly survive termination of this Agreement.
11.25.    Construction.    As used herein, the words “include”, “including”, and similar terms shall be construed as if followed by the phrase “without limitation”.

4859-2570-4602.12

11.26.    No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary.
11.27.    Securitizations and Other Transactions. As a material inducement to Purchaser's willingness to complete the transactions contemplated by this Agreement and the other transaction documents contemplated herein, Seller hereby acknowledges and agrees that Purchaser may, from time to time and at any time, (a) advertise, issue press releases, send direct mail or otherwise disclose information regarding the transaction for marketing purposes; and (b) engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other laws: (i) the sale, assignment, grant, conveyance, transfer, financing, refinancing, purchase or re-acquisition of any Property, the Master Lease or any other transaction document, Purchaser's right, title and interest in any Property, the Lease or any other transaction document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing, or (ii) a securitization and related transactions. Seller agrees (at no cost to Seller) to use all reasonable efforts and (at no cost to Seller) to cooperate fully with Purchaser with respect to all reasonable requests of Purchaser relating to the foregoing, which includes without limitation, with respect to the activities described in subsection (b), providing financial information, financial and other data, and other information and materials which would customarily be required by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to any of the foregoing. The provisions of this Section 11.27 shall survive the Closing.
11.28.    Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Purchaser or Seller had such party not consummated its purchase or sale through an Exchange; and (iv) the qualified intermediary shall not receive fee title to the Property. Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code. The provisions of this Section shall survive the Closing.
[remainder of page intentionally blank]

4859-2570-4602.12

IN WITNESS WHEREOF, Purchaser and Seller have executed and delivered this Agreement as of the Effective Date.

SELLER:	NN, INC.,
a Delaware corporation

	By:	/s/ Michael Felcher
	Name:	Michael Felcher
	Title:	SVP, CFO

[Signature Page to Purchase and Sale and Escrow Agreement]

PURCHASER:	TENET EQUITY FUNDING SPE III, LLC,
a Delaware limited liability company

	By:	/s/ Michael J. Zieg
	Printed Name:	Michael J. Zieg
	Title:	Chief Operating Officer

[Signature Page to Purchase and Sale and Escrow Agreement]

A fully executed copy of this Agreement has been received by the Title Company this _____ day of March, 2024, and by execution hereof the Title Company hereby covenants and agrees to be bound by the terms of this Agreement and hereby covenants and agrees to enter into a designation agreement, if required.

FIDELITY NATIONAL TITLE

By:
Name: Tiziana Vecchio
Its: Escrow Officer

[Signature Page to Purchase and Sale and Escrow Agreement]

List of Schedules and Exhibits

Exhibit 1.1.1	Legal Description

Exhibit 1.5	Form of Master Lease

Exhibit 9.3.3	Form of Property Intangible Rights Assignment

Exhibit 9.3.4	Form of Assignment of Warranties and Guarantees

Exhibit 9.3.6	Form of FIRPTA Certificate for Seller

Schedule 5.1.14	Hazardous Materials Memorandum

[List of Exhibits]

EXHIBIT 1.1.1
LEGAL DESCRIPTION
Legal Description
Address: 42 Frank Mossberg Drive, Attleboro, MA 02703

Those parcels of land situated in Attleboro, Bristol County, Massachusetts bounded and described as follows:

PARCEL I
The land with the buildings thereon, situated in Attleboro, Massachusetts, being Lot 5-J, New Plat 147, on Plan of Land entitled "Plan of Land in Attleboro, Massachusetts, Prepared for Attleboro Redevelopment Authority, November 15, 1978, Dunn Engineering Company" which plan is recorded in Bristol County Northern District Registry of Deeds in Plan Book 175 on Page 21. Said land is bounded as follows:

NORTHERLY:        By Mossberg Drive, 109.69 feet;
NORTHEASTERLY:        By a curved line and Lot 5-K on said plan, 49.56 feet;
EASTERLY;            By said Lot 5-K, 175.55 feet;
SOUTHERLY:        By other land of Attleboro Redevelopment Authority, 142.00 feet;
WESTERLY:            By Lot 5-L on said plan, 200.17 feet,

PARCEL II
The land in said Attleboro, situated on the southerly side of Frank Mossberg Drive in the Attleboro Industrial Park, bounded and described as follows:

Beginning at a point in the southerly sideline of Frank Mossberg Drive, said point being three hundred six and 28/100 (306.28) feet east of the rounding at Extension Street; thence SOUTHERLY and WESTERLY along the arc of a curve with a radius of thirty (30) feet, a length of forty-nine and 58/100 (49.58) feet to a point of tangency; thence SOUTH 39° 31’ 30" WEST by land now or formerly owned by JER Realty Trust, a distance of one hundred seventy-five and 55/100 (175.55) feet to other land now or formerly of the Trustees of the JER Realty Trust; thence SOUTH 50° 28' 30" EAST by said other land now or formerly of said Trust, a distance of fifty (50) feet to other land now or formerly of said Trust; thence NORTH 39° 31' 30" EAST by other land now or formerly of said Trust, a distance of two hundred fourteen and 34/100 (214.34) feet to the southerly side line of Frank Mossberg Drive; thence WESTERLY and NORTHERLY along the arc of a curve with a radius of one thousand six hundred twenty-five (1,625) feet, a distance of eighty-two and 94/100 (82.94) feet to the point of beginning.
The above-described parcel of land is further identified as being Lot 5-K New Plat 147 in the City of Attleboro Assessor's records and shown on a plan entitled "Plan of Land in Attleboro, Massachusetts prepared for Attleboro Redevelopment Authority, Stale: 40 feet to an inch, dated October 27, 1978, Dunn Engineering Co., Inc." recorded with said Deeds in Plan Book 175, Page 21.

PARCEL III
The land in said Attleboro, situated on the southerly side of Frank Mossberg Drive in the Attleboro Industrial Park, bounded and described as follows:

Beginning at a point in the southerly line of Frank Mossberg Drive at the northwesterly corner of land now or formerly of Malco, Inc.; thence SOUTH 39° 31 ' 30" WEST by said land now or formerly of Malco, Inc., three hundred fifty-six and 90/100 (356.90) feet to a point for a corner at land now or formerly of said Trust, thence NORTH 50° 28' 30" WEST by said land now or

Exhibit 1.1.1-1

formerly of said trust, one hundred ninety-two (192) feet to a point for a corner at other land now or formerly of said Trust; thence NORTH 39° 31' 30" EAST three hundred nineteen and 34/100 (319.34) feet by said land now or formerly of said Trust and land now or formerly of General Metal Finishing Co. to the said southerly line of Frank Mossberg Drive; thence SOUTHEASTERLY along the arc of a curve with a radius of 1,625 feet, a distance of one hundred ninety-five and 76/100 (195.76) feet to the point of beginning.

The above-described parcel of land is further identified as being Lot 5-O New Plat 147 in the City of Attleboro Assessor’s records and shown on a plan entitled "Plan of Land in Attleboro, Massachusetts, prepared for Attleboro Redevelopment Authority, Scale: 1 inch = 40 feet, January 26, 1979, Dunn Engineering Co., Inc., recorded with said Deeds in Plan Book 176, Page 27.

Address: 48 Frank Mossberg Drive, Attleboro, MA 02703

Those parcels of land situated in Attleboro, Bristol County, Massachusetts bounded and described as follows:

PARCEL I
Beginning at a point being the southerly corner of land now or formerly of General Metal Finishing Co., Inc. said point being 356.90 feet southwesterly from the southerly sideline of Frank Mossberg Drive; thence S 39° 31' 30" W by land now or formerly of Glines & Rhodes, Inc. 370.00 feet to land now or formerly of Stone-E-Lea Golf Course, Inc.; thence N 50° 28' 30" W by said land now or formerly of Stone-E-Lea Golf Course, Inc., 192.00 feet to land of Edward J. Hughes, thence N 39° 31' 30" E by other land of said Hughes, 370.00 feet to land now or formerly of said General Metal Finishing Co., Inc.; and thence S 50° 38' 30" E by land now or formerly of said General Metal Finishing Co., Inc. 192.00 feet to the point of beginning.

Being Lot 5-N on plan entitled "Plan of Land in Attleboro, Massachusetts, Scale 1 inch = 40 feet, October 19, 1983" prepared by Dunn Engineering Co., Inc., recorded with said Deeds in Plan Book 205. Page 70.

PARCEL II
The land in said Attleboro, situated on the southerly side of Frank Mossberg Drive in the Attleboro Industrial Park, and bounded and described as follows;

Beginning at a point on the southerly sideline of Frank Mossberg Drive, said point being 26.59 feet northwesterly from a highway bound at the point of a curve (Sta. 10 + 53.07- Frank Mossberg Drive); thence running S 39° 31' 30" W at a distance of 200 feet to a corner, thence running N 50° 28' 30" W at a distance of 300 feet to the easterly sideline of a proposed street (Extension Street) a corner; thence running N. 39° 31' 30" E a distance of 170 feet along the easterly sideline of the proposed street (Extension Street) to the point of curvature of a curve; thence running southeasterly along a curve having a radius of 30.00 feet, a distance of 47.12 feet to the southerly sideline of Frank Mossberg Drive; thence running S 50° 28' 30" E along the southerly sideline of Frank Mossberg Drive a distance of 270 feet to the point of beginning.

The above-described parcel of land is further identified as being Lot 5-A, New Plat 147 in the City of Attleboro Assessor's records and shown on a Plan of Land entitled "Attleboro Industrial Park, Attleboro,
Massachusetts, dated October 1972, James A. Freeman Engineering, Inc." recorded with said Deeds in Plan Book 135, Page 24.

PARCEL III

Exhibit 1.1.1-2

The land in said Attleboro, situated on the southwesterly line of Frank Mossberg Drive in the Attleboro Industrial Park, bounded and described as follows:

Beginning at a point in the southwesterly line of Frank Mossberg Drive at the northeasterly carrier of land now or formerly JER Realty Trust; thence SOUTH 29˚ 31' 30" WEST two hundred and 17/100 (200.17) feet by said land now or formerly of JER Realty Trust to a paint for a corner; thence SOUTH 50° 28' 30" EAST still by said land now or formerly of JER Realty Trust, two hundred forty-two (242) feet to land now or formerly of this grantor; thence SOUTH 39° 31' 30" WEST by said land new or formerly of this grantor, two hundred twenty-five (225) feet to other land of this grantor, thence NORTH 30° 29' 30" WEST by said land of this grantor, two hundred forty-two (242) feet to a point for a corner at land now or formerly of Aijala Realty Trust; thence NORTH 39° 31' 30° EAST by said land now or formerly of Aijala Realty Trust and land now or formerly of Edward Hughes d/b/a Advanco Industries, four hundred twenty-five (425) feet to the said southwesterly line of Frank Mossberg Drive; thence SOUTH 50° 28' 30" EAST in said southwesterly line of Frank Mossberg Drives twenty-six and 59/100 (26.59) feet to a stone bound; thence SOUTHEASTERLY in said southwesterly line of Frank Mossberg Drive, along the arc of a curve with a radius of 1,625 feet, twenty-three and 41/100 (23.41) feet to the point of beginning.

The above-described parcel of land is further identified as being Lot 5-L, Parcels A and B, on New Plat 147 in the City of Attleboro Assessor's records, and shown on a plan entitled "Plan of Land in Attleboro, Massachusetts. prepared for Attleboro Redevelopment Authority, Scale 1 inch = 40 feet, dated January 26, 1979, Dunn Engineering Co., Inc." recorded with said Deeds in Plan Book 176, Page 28.

PARCEL IV
The land in said Attleboro, situated of Frank Mossberg Drive in the Attleboro Industrial Park, bounded and described as follows:

Beginning at a point which is four hundred twenty-five (425) feet from the southwesterly line of Frank Mossberg Drive, said point being the southwesterly corner of other land of this grantee (designated as Lot 5-L); thence SOUTH 50' 28' 30" EAST by said land now or formerly of this grantee, a distance of two hundred forty-two (242) feet to land now or formerly of this grantor, thence SOUTH 39° 31' 30" WEST by said land now or formerly of this grantor, a distance of two hundred fifty (250) feet to land now or formerly of Stone E. Lee Golf Inc.; thence NORTH 50° 28' 30" WEST by said land now or formerly of Stone E. Lee Golf Inc.; a distance of two hundred forty two (242) feet to land now or formerly of Robert R. Bears, a distance of two hundred fifty (250) feet to the point of beginning.

The above-described parcel of land is further identified as being Lot 5-M on New Plat 147 in the City of Attleboro Assessor's records, and shown on a plan entitled "Attleboro, Massachusetts prepared for Attleboro Redevelopment Authority, Scale 1 inch = 40 feet, December 5, 1980, Dunn Engineering Co., Inc. recorded with said Deeds in Plan Book 190, Page 35.

Together with the benefits of Encroachment Easement Agreement by and between General Metal Finishing, LLC and Brainin-Advanced Industries, LLC, dated March 21, 2011, recorded in Book 19407, Page 277. See certificate of merger recorded in Book 27165, Page 95.

Address: 16 East Extension Street, Attleboro, MA 02703

Exhibit 1.1.1-3

The land, with the buildings thereon situated in Attleboro, Bristol County, Massachusetts, situated on the easterly side of Extension Street, in the Attleboro Industrial Park, together with the buildings and improvements thereon, and being bounded and described as follows:

BEING the premises designated as Lot 5B Plat 147 as shown on a plan of land entitled "Plan of Land in Attleboro, Massachusetts, to be conveyed to Intricate Machine & Engineering, Inc. or Aijala Realty Trust, Scale 40 feet to an inch, June 1973, James A. Freeman Engineering, Inc., Attleboro, Massachusetts", said plan recorded at Bristol County Northern District Registry of Deeds in Plan Book 140 at Page 79, and said Lot 5B Plat 147 being bounded:

NORTHEASTERLY     by land designated as Edward Hughes on said plan three hundred (300) feet;
SOUTHEASTERLY     by land now or formerly of Attleboro Redevelopment Authority two hundred (200) feet;
SOUTHWESTERLY     by land now or formerly of said Attleboro Redevelopment Authority three hundred (300) feet; and
NORTHWESTERLY     by Extension Street two hundred (200) feet.

Together with the benefits of Encroachment Easement Agreement by and between General Metal Finishing, LLC and Brainin-Advanced Industries, LLC, dated March 21, 2011, recorded in Book 19407, Page 277. See certificate of merger recorded in Book 27165, Page 95.

Exhibit 1.1.1-4